                                   EXHIBIT 6.1
                                   -----------
                                VOTING AGREEMENT
                                ----------------

VOTING AGREEMENT, dated as of October 19, 1998 by and among ASI Group, L.L.C., a Nevada limited liability company ("ASI"), c/o Agassi Enterprises, Inc., 3960 Howard Hughes Parkway, Suite 750, Las Vegas, Nevada 89109, and the individuals and entities listed on the signature page hereto (collectively "Boreta").

                                   WITNESSETH:

WHEREAS, ASI and Las Vegas Discount Golf & Tennis, Inc., a Colorado corporation ("LVDGT"), are entering into an investment and voting agreement (the "ASI Agreement") pursuant to which, among other things, ASI is buying shares of common stock of LVDGT; and

WHEREAS, LVDGT and Saint Andrews Golf Corporation, a Nevada corporation ("SAGC"), are entering into an investment agreement (the "LVDGT Agreement") pursuant to which, among other things, LVDGT is buying shares of preferred stock of SAGC; and

WHEREAS, in order to induce each other to enter into the ASI Agreement, ASI and Boreta desire to enter into this Voting Agreement with respect to all the capital stock of LVDGT and SAGC now owned or controlled by and/or hereafter acquired or coming under the control of any of them respectively (collectively, the "Shares). Exhibit A lists all Shares currently owned or controlled by Boreta or ASI;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1.   RESTRICTIONS ON AND VOTING OF SHARES.

                  (a) During the term of this Agreement, Boreta agrees that it will not sell, assign, pledge or otherwise dispose of, or grant any proxies with respect to, the Shares, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge or other disposition, directly or indirectly, of the Shares except as expressly contemplated by the LVDGT Agreement or the ASI Agreement.

                  (b) Boreta and ASI agree that, during the term of this Agreement, they will vote the Shares either of them is entitled to vote, in person or by proxy, at any annual, special or other meeting of the holders of capital stock of LVDGT or SAGC, as the case may be, and at any adjournments thereof or pursuant to any consent in lieu of a meeting, or otherwise, as mutually agreed by ASI and Boreta (provided that no party will be so required to vote its shares if the subject action implemented in accordance with such mutual agreement, would in any manner adversely effect the interests of Boreta in LVDGT or SAGC or the interests of ASI in LVDGT and indirectly in SAGC, as the case may be, or adversely affect the value of the Shares (or any securities into which such shares might be exchanged)).

         Section 2. SUBSEQUENT ACQUISITIONS. If at any time after the first to occur of the closing of the transactions contemplated by the LVDGT Agreement or the ASI Agreement, while ASI is an equity holder of LVDGT or SAGC or has options, warrants or other rights to acquire equity of either or both of LVDGT and/or SAGC, either of LVDGT or SAGC offers to sell or grants, sells or issues shares of its capital stock to any of Boreta or their respective affiliates at any price or for any consideration (including, but not limited to, provision of services), Boreta shall transfer or cause to be transferred to ASI Shares so as to maintain the relative proportionate direct and indirect (by virtue of ownership of LVDGT capital stock) equity ownerships of ASI, on the one hand, and Boreta, on the other hand, in each of LVDGT and SAGC as they were immediately prior to such offer, grant, sale or issuance, assuming the consummation of such offer, grant, sale or issuance.

         Section 3. TERM OF AGREEMENT. Except as otherwise specifically provided herein, this Agreement will be effective as of the closing of the transactions contemplated by the ASI Agreement (the "Effective Date"). The obligations of ASI and Boreta under this Agreement will terminate as of the date ASI no longer holds any equity interest, options, warrants or rights to purchase any equity interest in or instruments convertible or exchangeable into equity interests of SAGC or LVDGT or their respective successors.

         Section 4. REPRESENTATIONS AND WARRANTIES OF BORETA. Boreta represents and warrants to ASI as of the date and as of the Effective Date hereof that:

                  (a) Boreta is the record owner of the Shares and the Shares represent all of the capital stock of SAGC or LVDGT owned of record by Boreta, directly or indirectly;

                  (b) Boreta has full legal power and authority to execute and deliver this Agreement;

                  (c)      the Shares are free and clear of all proxies; and

                  (d) Boreta has duly executed and delivered this Agreement.

         Section 5. REPRESENTATIONS AND WARRANTIES OF ASI. ASI represents and warrants to Boreta as of the date and as of the Effective Date hereof that:

                  (a) ASI is the record owner of the Shares and the Shares represent all of the capital stock of SAGC or LVDGT owned of record by ASI, directly or indirectly;

                  (b) ASI has full legal power and authority to execute and deliver this Agreement;

                  (c)      the Shares are free and clear of all proxies; and

                  (d)      ASI has duly executed and delivered this Agreement.

         Section 6. STOCK OPTIONS OWNED BY BORETA OR ASI. It is agreed that any Shares obtained by Boreta or ASI after the date hereof upon exercise of any option to purchase Shares or which otherwise become held of record by Boreta shall in all events be deemed to be "Shares" or subject to this Agreement.

         Section 7. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms of were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity without the necessity of posting bond or other security or showing actual damages.

         Section 8. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by confirmed facsimile to the correct facsimile number or otherwise delivered by hand or by messenger, addressed (a) if to ASI, at its address set forth on the cover page of this Agreement, or at such other address as ASI shall have furnished to the Company in writing, or (b) if to any of Boreta, at such address as listed on the signature page hereto.

         Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or if sent by confirmed facsimile to the correct facsimile number, upon the sending of such facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

         Section 9. BINDING EFFECT. Upon execution and delivery of this Agreement by ASI, this Agreement shall become effective as to Boreta at the time Boreta executes and delivers this Agreement. This Agreement shall inure to the benefit of and, subject to applicable law, be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         Section 10. ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns provided that neither this Agreement nor any rights hereunder may be assigned by either party without first obtaining the prior written consent of the other party.

         Section 11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflict of laws thereof.

         Section 12. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

         Section 13. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

         Section 14. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 15. AMENDMENT; WAIVER. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by ASI and Boreta, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to departure therefrom.

         Section 16. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations and warranties, whether oral or written, by either party with respect thereto.

         Section 17. OBLIGATIONS. The obligations of Boreta hereunder are joint and several.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

ASI GROUP, L.L.C.                               BORETA:
By:  SUNBELT COMMUNICATIONS COMPANY,
       a Member

By: /s/ James Earl Rogers                       /s/  Vaso Boreta
    -------------------------------             --------------------------------
         James Earl Rogers                               VASO BORETA
         President
                                                /s/  Ronald Boreta
                                                --------------------------------
                                                         RONALD BORETA

                                                /s/  John Boreta
                                                --------------------------------
                                                         JOHN BORETA

                                                BORETA ENTERPRISES LTD

                                                By:  /s/ Ron Boreta
                                                --------------------------------
                                                         Name:  Ron Boreta
                                                         Title:  General Partner

                                   EXHIBIT A



Company                                       Shareholder                    Number of Shares Held
-------                                       -----------                    ---------------------
Saint Andrews Golf Corporation                Vaso Boreta                            110,000
Saint Andrews Golf Corporation                Ronald Boreta                          110,000
Las Vegas Discount Golf & Tennis, Inc.(1)     Vaso Boreta                          1,837,637
Las Vegas Discount Golf & Tennis, Inc.(2)     Ronald Boreta                        1,723,288
Las Vegas Discount Golf & Tennis, Inc.(3)     John Boreta                          1,059,374
Las Vegas Discount Golf & Tennis, Inc.        Boreta Enterprises Ltd.               1,304,445
Las Vegas Discount Golf & Tennis, Inc.(4)     ASI Group, L.L.C.                    2,303,290

----------------
(1) Includes 1,823,810 shares held directly and 13,827 shares which represent Vaso Boreta's share of the Common Stock held by Boreta Enterprises Ltd.
(2) Includes 544,699 shares held directly, 897,589 shares which represent Ronald Boreta's share of the Common Stock held by Boreta Enterprises Ltd. and 281,000 shares underlying Stock Options held by Ronald Boreta.
(3) Includes 536,345 shares held directly, 393,029 shares which represent John Boreta's share of the Common Stock held by Boreta Enterprises Ltd. and 130,000 shares underlying Stock Options held by John Boreta.
(4) ASI Group, L.L.C. also has options for the purchase of 347,975 shares of the Common Stock of Las Vegas Discount Golf & Tennis, Inc.